Exhibit 99.1

Net1 Announces Retirement of Serge Belamant and Appointment of Herman Kotzé as CEO

Johannesburg, May 24, 2017 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) announced today that Mr. Serge C. P. Belamant will retire as Chief Executive Officer and a director of the Company at the end of this month and Mr. Herman G. Kotzé, currently the Company’s Chief Financial Officer, has been appointed as Chief Executive Officer effective on June 1, 2017.

Mr. Belamant, who is the founder of Net1, was due to retire at age 65 in 2018. However to facilitate changes to the Company’s operating and management structures and also noting the views expressed by certain of the Company’s shareholders, the Board and Mr. Belamant agreed on an earlier retirement date of May 31, 2017.

Mr. Belamant has agreed to provide consulting services to the Company for a two-year period after his retirement. This will allow the Company to retain the benefit of Mr. Belamant’s technical expertise and many years of experience in the industry, particularly for assistance in the development of Net1’s international operations.

“Mr. Belamant is a visionary technologist who, during his 27 years with Net1, has established the Company as a world leader in payment systems and related mobile technologies” said Mr. Christopher S. Seabrooke, Chairman of Net1. “He leaves the Company well-positioned to grow its international footprint while at the same time having the capacity to expand its South African operations and introduce new business models responsive to the needs of South Africans. The Board thanks Mr. Belamant for his leadership and enduring contribution to the Company and wish him well in more relaxed years ahead,” he concluded.

Mr. Kotzé has been with the Company for over 18 years and has been its Chief Financial Officer since 2004.

“We are delighted to confirm the appointment of Mr. Kotzé as Chief Executive Officer,” said Mr. Seabrooke. “In addition to his role as Chief Financial Officer, he has been directly involved in all aspects of the Company’s operations in South Africa and has been directly responsible for the execution of the Company’s local and international investments and acquisitions,” he concluded.

The Board has initiated a search for a new Chief Financial Officer. Until a new appointment is made, Mr. Kotzé will serve as both Chief Executive Officer and Chief Financial Officer.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com